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CONSOLIDATED STATEMENTS OF
CHANGES IN COMMON SHAREHOLDERS' EQUITY
Lone Star Industries, Inc.
(In thousands)

                                                             For the Years Ende
                                                             1993         1992         1991

                                                                                                c>

Common Stock
Balance at beginning of year .........................    $18,102      $18,101      $18,099
  Conversions of $4.50 non-redeemable preferred stock           1            1            2
Balance at end of year ...............................     18,103       18,102       18,101
Additional Paid-In Capital
Balance at beginning of year .........................    239,867      240,329      241,502
  Conversions of $4.50 non-redeemable preferred stock           3            3           13
  Excess of cost over market value of treasury stock issued to
    employee stock purchase plan......................          -         (465)      (1,186)
Balance at end of year ...............................    239,870      239,867      240,329
Accumulated Deficit
Balance at beginning of year as restated..............   (151,856)      12,486       18,033
  Net loss............................................    (36,040)    (164,342)      (5,547)
Balance at end of year ...............................   (187,896)    (151,856)      12,486
Pension Liability Adjustment
Balance at beginning of year .........................     (9,843)      (7,625)           -
  Excess of additional pension liability over unrecogn
    service cost........................................  (11,314)      (2,218)      (7,625)
Balance at end of year ...............................    (21,157)      (9,843)      (7,625)
Treasury Stock
Balance at beginning of year .........................    (36,572)     (37,129)     (38,595)
  Shares issued to employee stock purchase plan.......          -          557        1,466
Balance at end of year ...............................    (36,572)     (36,572)     (37,129)


Total common shareholders' equity, end of year........    $12,348      $59,698     $226,162


The accompanying Notes to Financial Statements are an integral part of the Financial Statements.


                                                46

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